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                                                                      Exhibit 99



                           FEDERAL-MOGUL CORPORATION
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                         EMPLOYEE STOCK PURCHASE PLAN
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     Section 1.  Establishment.  The Board of Directors ("Board") of Federal-
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Mogul Corporation ("Company") established the Federal-Mogul Corporation Employee
Stock Purchase Plan ("Plan") effective as of May 1, 2000.

     Section 2.  Purpose.  The purpose of the Plan is to provide the full-time
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employees of the Company and its participating subsidiaries with a convenient way to become shareholders of the Company. The Board of Directors of the Company ("Board"), believes that employee participation in the ownership of Company stock will provide employees with an incentive for better performance, and a means by which they may share in the rewards of the Company's growth and success. The Plan is not intended to qualify under Section 423 of the Internal Revenue Code of 1986.

     Section 3.  Administration.   The Plan shall be administered by the
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Company's Senior Vice President of Human Resources or his designee (the "Plan
Administrator"). The Plan Administrator shall prescribe rules and regulations for the administration of the Plan and may decide questions which may arise with respect to its interpretation or application.

     Section 4.  Term of the Plan.  The Plan shall become effective as of May 1,
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2000 and shall continue from year to year; however, the Plan may be modified or discontinued by the Board or the Plan Administrator at any time in accordance with Section 16.

     Section 5.  Stock Subject to the Plan.  The stock available for purchase by
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participants under the Plan shall be (i) shares of the Company's Common Stock acquired on the open market; (ii) previously authorized, but not issued shares of the Company's Common stock; or (iii) authorized, issued and outstanding shares of the Company's Common Stock.

     Section 6.  Eligible Employees.  All full-time employees of the Company in
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salary bands 400 above and designated employee classifications in its participating subsidiaries may participate in the Plan upon completion and
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submission of an election form in accordance with the procedures set forth by the Plan Administrator. Eligibility may be restricted by the Plan Administrator for purposes of Plan administration or cost containment.

     Section 7.  Contributions.  Employee contributions shall be by payroll
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deduction, and/or during the year 2000 by a one-time contribution in the form of a personal check. An election form designating payroll deduction amounts shall be submitted to the Company's Payroll Department. Payroll deductions shall be in whole percentages of base pay, capped at a participant's net take-home pay, after taxes and other payroll deductions. A year 2000 contribution by check made payable to Federal-Mogul Corporation, together with an election form, shall be submitted to the Company's Benefits Department. The one-time year 2000 contribution by check may be made in addition to payroll deduction contributions. Checks must be received within a reasonable period of time before the end of an Accumulation Period to be effective for that period.

     Section 8.  Participant Brokerage Accounts.  Employee Contributions shall
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be held in a brokerage account to be established by the Company on behalf of each Plan participant. The Plan Administrator from time to time shall designate the brokerage firm to hold the accounts. No interest accrues on contributions held in a Participant's brokerage account during an Accumulation Period. Purchased shares in a participant's account shall be held in street name until certificates are issued for such shares. Once the account of a participant is credited with shares pursuant to a purchase, the participant shall be eligible to vote and receive dividends held in his or her account. Certificates shall be issued in accordance with procedures to be established by the Plan Administrator.

     Section 9.  Payroll Deduction Form.  A payroll deduction form approved by
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the Plan Administrator shall:
     (a)  designate the amount to be deducted from the employee's pay;
     (b) authorize the purchase of stock for the employee in accordance with the terms of the Plan; and
     (c) specify the exact name in which certificates for the stock purchased under the Plan are to be issued.

     Unless an employee files a new payroll deduction form or withdraws from the Plan, his or her deductions and purchases pursuant to a filed payroll deduction form shall continue as long as the Plan remains in effect. A participant may elect to stop future payroll contributions at any time and may again participate by filing a new election form. Changes to a payroll deduction election form may take place at any time and shall become effective as

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soon as administratively practicable. Election change forms must be received by the Payroll Department before the payroll cut-off date to be effective for payroll processing.

     Section 10.  Accumulation Periods.  Payroll deductions and other
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contributions shall be held in a participant's account until used to purchase shares of the Company's Common Stock at the end of each Accumulation Period. Shares purchased at the end of an Accumulation Period shall be allocated to the accounts of participants on the day following the end of the Accumulation Period. A participant shall receive a confirmation statement for each transaction processed on the participant's brokerage account. Unless designated otherwise by the Plan Administrator, Accumulation Periods shall be each calendar quarter during the term of the Plan; provided however, that the first Accumulation Period shall commence May 1, 2000 and end June 30, 2000.

     Section 11.  Discounted Purchase Price.  Shares of Common Stock purchased
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under the Plan shall be at a discounted purchase price equal to 85% of the lower of the:
     .  Average Stock Price on the first day of the Accumulation Period; or
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     .  Average Stock Price on the last day of the Accumulation Period.
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     The Average Stock Price is defined as the average of the highest and lowest trading prices for the applicable day, as reported in The Wall Street Journal.

     Section 12.  Cash Dividends.  Cash dividends on shares held in a
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participant's brokerage account shall be reinvested in shares of the Company's
Common Stock; however, the 15% discount shall not apply when cash dividends are reinvested to purchase additional shares.

     Section 13.  Holding Period.  Shares of Common Stock purchased pursuant to
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the Plan must be held by the Participants for a period of six months after purchase during which time the shares shall not be sold or transferred. Provided, however, the six month holding period shall be waived in the event of a participant's retirement or death.

     Section 14.  Termination of Employment, Death and Disability.  A
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participant shall automatically withdraw from the Plan upon termination of employment with the Company. Any contributions held in a participant's brokerage account at termination of employment, retirement or death shall be used to purchase shares at the end of the Accumulation Period in which the termination of employment, death or retirement occurs.

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However, no additional contributions shall be made to a participant's brokerage account following termination of employment, retirement or death. In the event of death, shares held in a participant's brokerage account shall become the property of the beneficiary or beneficiaries named on the Plan beneficiary designation form filed by the participant with the Company.

     Section 15.  No Transfer or Assignment of Rights.  An employee's rights to
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purchase stock under the Plan may not be transferred or assigned to any other person.

     Section 16.  Termination and Amendment of Plan.  The Plan may be amended,
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suspended or terminated by the Board or Plan Administrator at any time.  Upon termination of the Plan, any contribution held in a participant's brokerage account shall be used to purchase shares of the Company's Common Stock at the end of the Accumulation Period in which the Plan termination occurs.

     Section 17.  Payment of Plan Expenses.  The Company shall pay the brokerage
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commissions upon the purchase of shares and the legal, custodial, printing, mailing and administrative expenses incident to the operation of the Plan. Each participant shall pay any other costs associated with his or her brokerage account under the Plan. The Company shall not pay expenses, commissions or taxes incurred in connection with sales of shares by a broker at the request of the participant, which shall be deducted from the proceeds of the sale.

     Section 18.  Participating Subsidiaries.  The term "participating
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subsidiaries" shall mean any subsidiary of the Company or any subsidiary of a subsidiary of the Company who elects to participate in the Plan.

     Section 19.  No Repurchase of Stock by the Company.  The Company shall not
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be obligated to purchase from any employee or beneficiary shares of stock that he or she has acquired under the Plan.

     Section 20.  Responsibility.  Neither the Company nor the broker shall have
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any responsibility or liability, other than liabilities arising out of the
Securities Act, for any actions done or left undone, including without limiting the generality of the foregoing, any actions taken with respect to the price, time, quantity or other conditions and circumstances of the purchase of shares under the Plan. A determination by the Board or the Plan Administrator as to any questions that may arise regarding the Plan's conduct or operation shall be final.

     Section 21.  Governing Law.  The Plan and all determinations made and
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actions taken pursuant thereto, shall be governed by the laws of the State of
Michigan and construed in accordance therewith.

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     The Plan is hereby adopted as of May 1, 2000.

                              FEDERAL-MOGUL CORPORATION

                              By:  /s/ David M. Sherbin
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                              Its: Secretary
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